EXHIBIT 31.1
CERTIFICATIONS
I, Dan Tarantine, certify that:
1.	I have reviewed this Amendment No. 1 to the annual report on Form 10-K/A of White Electronic Designs Corporation; and

2.
Based on my knowledge, this Amendment No. 1 to the annual report does not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment No. 1 to the annual report.

Date: January 26, 2009

/s/Dan Tarantine
Dan Tarantine
Interim Office of the President, Executive Vice President, Sales and Marketing